UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2018

Papa John’s International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-21660	61-1203323
(Commission File Number)	(IRS Employer Identification No.)

2002 Papa John’s Boulevard

Louisville, Kentucky 40299-2367

(Address of principal executive offices) (Zip Code)

(502) 261-7272

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Retention Program

On October 30, 2018, the Compensation Committee of the Company’s Board of Directors approved an executive retention program for certain key employees, including Steve M. Ritchie, President and Chief Executive Officer, Joseph H. Smith, Senior Vice President, Chief Financial Officer and Michael R. Nettles, Executive Vice President, Chief Operating and Growth Officer. The retention program includes enhanced severance benefits and retention equity grants.

As part of the retention program, the Company adopted a Change of Control Severance Plan, effective November 1, 2018 (the “Plan”). Under the Plan, upon the occurrence of any of certain termination events following a change-of-control of the Company (i.e. a “double-trigger” event), certain executive officers of the Company, including Messrs. Ritchie, Smith and Nettles, would be entitled to receive cash severance payments. These payments are equivalent to thirty-six months of base salary for Mr. Ritchie and twenty-four months of base salary for Messrs. Smith and Nettles, plus a pro-rata portion of any quarterly or annual non-equity bonus payout earned by the executive under any non-equity incentive-based compensation plan then in effect (provided that any applicable performance measures are achieved). Such payments in connection with a change-of-control termination event will be paid solely in lieu of, and not in addition to, any other severance payments or benefits payable under any offer letter, employment agreement, severance plan or arrangement, or other program. The Plan has a term of twenty-four months.

In all cases, termination will entitle the executive to severance under the Plan only if there has been a change of control and, within twenty-four months thereafter, the executive is terminated without cause or resigns for good reason (in each case, as such terms are defined in the Plan).  In order to be eligible to receive severance benefits under the Plan, the executive must comply with the terms of the Plan, including the execution and non-revocation of a release of claims in favor of the Company and compliance with any restrictive covenants or other similar obligations set forth in any Company policy or any employment, consulting or other services, confidentiality, intellectual property, non-competition or other similar agreement. The salary-based severance payments will be paid out over a twelve -month period, subject to continued compliance with the covenants, and any bonus-based severance payments will be paid out at the same time as other bonus payments are made to Company employees.

This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Severance Plan, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

The Compensation Committee also approved retention equity grants for each of Messrs. Ritchie, Smith and Nettles, with a grant date fair value equal to three times base salary for Mr. Ritchie and two times base salary for Messrs. Smith and Nettles.  One half of Mr. Ritchie’s and one quarter of Mr. Nettles’ award will be comprised of performance-based restricted stock units that will vest based on the achievement of certain adjusted operating income growth targets, and the remainder will be comprised of time-based restricted stock that will cliff vest two years from the date of grant, subject in each case to the executive’s continued service with the Company. Mr. Smith’s entire award will be comprised of time-based restricted stock that will cliff vest two years from the date of grant, subject to his continued service with the Company.

In addition, the Compensation Committee approved Amendment No. 1 (the “Amendment”) to the Company’s existing Severance Pay Plan. Pursuant to the Amendment, employees with the title of Senior Vice President or higher who are members of the Company’s Executive Leadership Team will receive a severance benefit in the event of termination without cause equivalent to nine months of base salary and nine months of COBRA coverage continuation benefits. This is an increase from the severance benefit previously available to these executives under the Severance Pay Plan. The remaining terms and conditions of the Severance Pay Plan are unchanged and remain in place. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.2 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit
Number	Description

10.1	Papa John’s International, Inc. Change of Control Severance Plan
10.2	Amendment No. 1 to Papa John’s International, Inc. Severance Pay Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.

(Registrant)

Date: November 2, 2018	/s/ Steve Ritchie
Steve Ritchie

President and Chief Executive Officer